Exhibit 99.1

March 13, 2008

Dear shareholders,

It’s been an important time in the development of Voyant. We’ve had a lot of great things happening here recently that I want to share and discuss with you.  Most recently, we’ve just made two important announcements that were both quite significant.

Yesterday, we announced progress in our financing activities. By working with our financial advisory firm and with various investors, we have recently executed agreements to receive over $2.5 M in bridge financing by the end of March, of which we’ve already taken in over $1.5 M. We took this funding as debt, in keeping with our previously stated goal of raising funds to sustain our operations while being extremely careful to accept investment only on terms we believe to be in the best interest of our shareholders. With this cash infusion, we intend to accelerate the progress of our various businesses and then leverage this progress to justify a higher valuation in future equity financings. We might then retire this debt or roll it into future financing, if we and our lenders so choose. We are pursuing this strategy because we expect such funding to be less dilutive to our shareholders once we have achieved certain business milestones than if we were to do so today.

Earlier this week, we announced a teaming relationship with Harris Corporation for our Aviation Broadband Service (ABS). This new relationship comprises a major milestone for us, both in terms of the technology it provides us and as a vote of confidence in our ABS business unit by this well-respected, $6.6 B communications company.  By teaming with Harris, Voyant ABS will gain access to Harris’ software-defined-radio technology, which is important to our plans for a low-cost, high-bandwidth service.  Our relationship with Harris also brings us a strategic partnership that we can leverage to open many doors for us in the aviation, communications, and government industry sectors.

I’ve said before that one of Voyant’s greatest strengths is the ability to identify novel combinations of disparate technology and business structures, and that we have the connections and know-how to pull that off.  This Harris partnership is a perfect example of that. We expect others to follow.

As we continue to meet with airlines, partners, and sometimes even with potential competitors (cautiously!), we are also progressing the design of our system, and we hope to demonstrate operational hardware around the middle of the year.  After that, we intend to hold actual flight demonstrations of our hardware, and we’ve already met with another very large corporate partner who has declared their intention to work with us on that. Harris is not the only Tier-1 player with whom we’re talking – simply the first that’s far enough along to discuss publicly.  This is really exciting stuff!

Let me put this ABS progress in the context of how Voyant operates.   We took technology that we developed or acquired, added our years of technical and business experience, and then leveraged the technology, clout, and resources of some pretty heavyweight partners who are premier players in their fields.  Now, we’re mixing these ingredients to address multi-billion-dollar markets.  It’s Voyant’s unique vision, business model, and management team that provide us with these opportunities.

Voyant ABS is now getting ready to show itself to the world a bit more publicly.  Don’t expect a big splash right away, though.  We’re walking that line between making sure we’re known to potential customers and partners, while not tipping our hand to the sharks out there.  Therefore, we’ll be engaging in a gradual process of showing the world what we’ve got.  For example, we gave a talk at a technical conference this week, and we’ll be discretely meeting with industry players at an aviation tradeshow next month.  We’ll do this judiciously, and we’ll keep our shareholders informed of all major developments to the extent that we can, without compromising our competitive position.

Our RocketStream business also continues making good strides. Following the successful release of RocketStream 1.2 in January, we have placed particular emphasis on overseas markets, and RocketStream now has customers on five continents.  We have been gaining traction in a number of new deployments across the media and information technology (IT) sectors. More and more, we are seeing the value of RocketStream as the middleware layer that, when properly embedded, allows other applications to take advantage of our secure, reliable, data acceleration system.  RocketStream is in a sweet spot to take advantage of world-changing phenomena: an insatiable appetite for Internet utilization growth, higher-bandwidth pipes to end users, and user demand for globally distributed communication. We are in a great position to capitalize on this perfect combination of trends.

You can see that Voyant has made a lot of good forward progress lately.  It clearly doesn’t stop here.  Bear in mind that we are a holding company that combines aspects of a venture investment fund, an operating company, a public company, an incubator, and a visionary in the intersection of the digital media and technology worlds.  Following this model, we are constantly evaluating new opportunities, and that hasn’t slowed down at all.  Stay tuned, because things will remain exciting.

/s/ Dana Waldman
Dana Waldman
CEO

P.S.: As always, please remember that in this letter, we make forward-looking statements about our future expectations, plans and prospects. There is a risk that the actual results we achieve will differ from those forward-looking statements. To better understand these risks and the reasons that our results may differ from our statements, please read the “Forward Looking Statements Note” on the Investor page of our website and our filings with the Securities Exchange Commission, especially Forms 10KSB and 10QSB.